Exhibit 99.1

             ALBANY INTERNATIONAL ANNOUNCES APPROVAL OF 10b5-1 PLAN

Albany, New York, May 31, 2005 -- Albany International Corp. (NYSE/PSE/FWB:AIN) announced today that it has adopted a written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate the repurchase of its common stock pursuant to the Company's previously announced share repurchase authorization. A broker or brokers selected by the Company will have the authority under terms and limitations specified in the plan to repurchase shares on behalf of the Company, up to the 1,053,100 shares remaining under the existing repurchase authorization. Under the terms of the plan, there can be no assurance that any shares will in fact be purchased. Purchases may be made under the plan beginning June 4, 2005. The latest date on which the plan will terminate is July 26, 2005. A 10b5-1 plan allows the Company to repurchase shares at times when it would ordinarily not be in the market because of the Company's trading policies. The Company would remain authorized to purchase shares after the termination of the 10b5-1 plan, without further announcement, to the extent that fewer than 1,053,100 shares are purchased under the 10b5-1 plan.

Albany International is the world's largest producer of custom-designed engineered fabrics and sophisticated structured materials and services for the worldwide pulp and paper industry, as well as other process industries. Founded in 1895, the Company is headquartered in Albany, New York, and employs approximately 5,700 people worldwide. The Company's plants are strategically located to serve its global customers. Additional information about the Company and its businesses and products is available at http://www.albint.com.